Exhibit 99.1

Sino Agro Food Inc. Reports FY 2015 Audited Results

Revenue Increases 6% to USD 429.1M with EPS of USD 3.60

March 30, 2016

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME).

The Company achieved the following annual results, comparing 2015 to 2014:

(USDm, except per share and margin data)	FY '15	FY '14%
Revenue	429.1	404.3	6%
Gross Profit	111.2	129.3	-14%
Gross Profit Margin	25.0%	32.0%
Net Income	91.8	114,2	-19%
Net Income attributable to SIAF	66.4	92.0	-28%
Earnings Per Share (USD) - fully diluted	3.60	5.53	-35%
Diluted weighted average number of shares (M)	18.6	16.7	11%

Key Points

Revenue for 2015 increased by 6 percent to USD 429.1M (404.3). Revenue from the sale of goods increased by 4.4 percent to USD 338.7M (324.2). Revenue from project development and management fees increased by 13.0 percent to USD 90.4M (80.1).

Stockholders’ equity increased by 21 percent to USD 483.5M (399.6) or USD 24.66 per share, based on the weighted average number of fully diluted outstanding shares in the year, an increase of USD 83.9M or USD 4.52 per share in 2015.

•	Aquaculture revenue from the sale of goods decreased by 19 percent to USD 87.3M (107.3). The decrease was mainly due to lower sales of eels (-44%) and sleepy cod (-83%) only partially offset by an increase in prawn sales (50%). Despite higher overall production volume with annual seafood production of 6,762 MT, revenue decreased due to a sales mix with a lower share of eels which demand a higher price per kilo than prawns.

•	Aquaculture revenue from project development increased by 15 percent to USD 86.6M (75.2). Construction and development work done on the Zhongshan MegaFarm totaled USD 65.4M.

•	Integrated Cattle Farm sale of goods increased by 44 percent to USD 144.6M (102.0). Mainly due to increased imported beef, deboning activity accounted for 104% of the increase, jumping to USD 57.6M (13.2). Revenue from live cattle increased by 3% to USD 64.9M (63.1) due to the sale of 21% more head of cattle offset by average prices falling $308 per head, from RMB 32/Kg in 2014 to RMB 24/Kg in 2015. Prices averaged RMB 20/Kg. in the fourth quarter of 2015.

Gross profit for 2015 decreased 14 percent to USD 111.2M (129.3), equivalent to a margin of 25.0% (32.0%). The group gross profit and margin were impacted by the following segments, in falling order:

•	Aquaculture gross profit from the sale of goods decreased by 34 percent to USD 20.1M (30.4) equivalent to a margin of 23.1 percent (28.3%). The reduction in margin was mainly due to a drop in eel margins caused by lower quality supply of eel elvers forcing sales of smaller grown-out eels. Secondarily, the sales mix included a higher portion of lower margin mixed seafood. The Company aims to grow aquaculture profits by increasing volumes and by stocking the more profitable species, according to the prevailing supplies and market prices.

•	Gross profit for product development decreased by 14 percent to USD 33.3M equivalent to a margin of 36.9 percent (44.8%). The Zhongshan MegaFarm derives lower margins than earlier fish farms, due to larger scale.

•	Within the Integrated Cattle Farm business segment, overall gross profit increased by 8 percent to USD 33.3M (30.8) equivalent to a margin of 23.0 percent (30.2%), mainly due to an increase of 191 percent to USD 15.1M (3.9) in value added processing of local and imported beef. However, the gross profit from the sale of live cattle decreased by 43.8 percent to USD 9.3M (16.3), equivalent to a margin of 14.1 percent (25.6%), due to deteriorating prices for standard domestic beef.

•	Seafood and Meat Trading gross profit decreased by 66% to USD 4.7M (14.0) equivalent to a margin of 12.5% (27.5%). The margin contraction is due to a different sales mix with higher share of Australian beef imports sold with lower margin. Actions have been taken to diversify to other seafood import sources and increase volumes in addition to beef imports. Gross profit for imported beef increased 89.2 percent to USD 3.1M (1.7).

•	Fourth quarter Gross profit from Seafood and Meat Trading decreased by 88% percent to USD 1.2M (9.7) equivalent to a margin of 11.1% (65.4%). The Import / Export segment decrease explains 97% of the group’s gross profit decrease in the fourth quarter.

G&A expenses increased by 19 percent to USD 18.6M (15.6) in 2015, representing 5.5 percent (4.8%) of revenue. The increase reflects ongoing heightened expenses related to various corporate exercises including listing costs.

As of December 31 2015, the Company had unrestricted cash and cash equivalents of USD 7.23M (3.03) and net working capital of USD 322.4M (229.4). Current liabilities decreased from USD 52.3M at year-end 2014 to USD 228.4M at year-end 2015.

As of December 31, 2015, the outstanding common share count was 20,133,757, versus 17,162,716 at December 31, 2014. Of the 2,971,041 shares added, 707,077 were issued upon conversion of outstanding preferred shares, and 1,888,304 were issued as security for trade and other loans. These collateralized shares will be returned to the treasury upon loan repayment. Net of these shares and others to adjust and correct the total after the reverse split exercise, the outstanding share count increased less than .9 percent in 2015.

Sino Agro Food, Inc. FY 2015 Annual Results Press Release	Page 2

Outlook and Subsequent Events

The Company anticipates improved gross profits and margins in 2016 by scaling existing operations and from newly built facilities initiating production:

•	Continue to grow beef imports and utilize more available processing capacity at Sanjiang A Power Agriculture Co., Ltd. (“SJAP). Continue to upgrade the herd of live cattle to 550-day grain fed and Wagyu Simmental and Charolais cattle in order to expand profit margins.

•	Drive incremental aquaculture sale of goods through current and new A Power Module capacity at the Zhongshan MegaFarm.

•	Utilize the credit trade facility and existing capacity at the Shanghai Distribution Center to increase volumes of imported beef.

The Company has achieved several significant corporate and divisional milestones already in 2016

•	On January 13th the Company’s shares commenced trading on the Oslo Bors’ Merkur Market.

•	On January 19th the Company’s shares commenced trading on OTCQX Premier, upgrading from the OTCQB Venture Market.

•	On February 11th the Company engaged ECOVIS David Yeung Hong Kong (“ECOVIS”) as its new independent registered public accounting firm. The Company has engaged ECOVIS for its ability to adapt its services to the Company’s demands and believes that as the world’s 18th largest firm, ECOVIS is capable to meet whatever these demands require in a timely manner.

•	On February 23rd the Company stocked the first test tanks with 1.2 million postlarvae prawns. In March a total of 2.4 million were stocked, as the first cycle of prawns progresses.

CEO Commentary

Sino Agro Food’s Chairman and CEO Solomon Lee summarized the year, stating that “2015 was very much a transitional year during which we have continued to build operational capacity to support production well beyond current revenue. Further, we have laid the groundwork for financial restructurings. We expect to capitalize on these efforts in 2016.

“Operationally, during the fourth quarter we continued to see the same challenges as in the third, which consisted primarily of structurally lower prices for domestic beef in China, lower market prices for some fish species, certain supply shortages of juvenile animals for aquaculture grow out, weather related construction delays, and changing import and export regulatory policies for food into China. Nonetheless, we remained profitable while providing the underpinnings for increasing revenue in most businesses and improving margins in many.

“We will continue to build scale in our three main operations in 2016: Aquaculture, value added processing of meat products at SJAP and wholesale imports of beef and seafood from abroad. As well as having significant scale up potential, these segments provide the highest return on invested capital.

“Our focus in Aquaculture is on the Zhongshan MegaFarm, where we achieved some major milestones. We have completed construction of the first two buildings in the project’s first phase and started construction of the third. The first test tanks were stocked in February with 1.2 million postlarvae prawns. In March 2.4 million were stocked, as the first cycle progresses. Considerable investments made in 2014 and 2015 by the project owner at the Zhongshan MegaFarm will start generating sale of goods revenue in 2016.

Sino Agro Food, Inc. FY 2015 Annual Results Press Release	Page 3

Gross profit in the Integrated Cattle segment grew by 8%, more than countering diminished prices for domestic beef by expanding value added processing of imported beef. Meanwhile, phasing out of existing large-muscled Charolais and Simmental breeds in favor of more premium breeds continues, with circa 3,000 head of beef cattle currently being fattened. We expect this to improve live cattle margins later in 2016 and in 2017; albeit, with somewhat lower live cattle volume.

“We have initiated restructuring of the Aquaculture segment in preparation for a separate listing in Norway, the leading capital market for seafood. Contracts are currently being consolidated into our Hong Kong based Tri-way Industries Ltd. subsidiary.~~.~~

“Steps are also being taken in preparation for separate listing of other of our subsidiaries, again in an effort to align those operations and assets into proper market valuations.”

2015 Annual Report

For detailed segment operational performance and developments, please take the time to read our latest 10-Q filing, or refer to the annual report posted to the Company website: 2015 Annual and Interim Results

Earnings Call Information

The Company will host an earnings call on Monday, April 18, 2016 at 10:00 AM EDT/4:00 PM CET to discuss annual financial results for 2015, with questions and answers. To participate in the conference call please use the following information:

SIAF 2015 Annual Results Call Information

Date: April 18, 2016	Time:	10:00 AM, EDT/4:00 PM CET

Participant Dialing Instructions:

SE: +46 8 5059 63 06
NO: +47 23 50 05 59	UK: +44 203 139 48 30
US: + 1 (866) 928-7517	CN: +86 400 681 54 21

Conference Pincode
21168316#

The earnings call will also be available over the web.

To access, click the following link: Sino Agro FY 2015 Earnings Call

Sino Agro Food, Inc. FY 2015 Annual Results Press Release	Page 4

Financial Summary

(USD M)	12M 2015	12M 2014
Sale of goods	336.8	322.7
Consulting and service income from development contracts	90.4	80.1
Commission and management fee	1.9	1.6
Total revenue	429.1	404.3

Sale of goods	-260.8	-230.8
Consulting and service income from development contracts	-57.0	-44.2
Commission and management fee	-	-
Cost of goods sold and services	-317.9	-275.0

Sale of goods	75.9	91.9
Consulting and service income from development contracts	33.3	35.9
Commission and management fee	1.9	1.6
Total gross profit	111.2	129.3

General and administrative expenses	-18.6	-15.6
Net income from operations	92.5	113.7
		-5.5%
Government grant	2.9	0.5
Other income	0.5	0.4
Gain of extinguishment of debts	0.1	0.3
Interest expense	-4.3	-0.8
Net income (expenses) before income taxes	91.8	114.2

Provision for income taxes	-	-
Net income	91.8	114.2

Less: Net (income) loss attributable to the NCI	-25.4	-22.1
Net income attributable to SIAF	66.4	92.1

Foreign currency translation gain (loss)	-6.5	0.3
Less: other comprehensive income attributable to the NCI	1.5	-0.1
Comprehensive income attributable to SIAF	61.3	92.3

Earnings per share attributable to SIAF:
Basic (USD per share)	3.69	5.77
Diluted (USD per share)	3.60	5.53

Weighted average number of shares outstanding:
Basic (in million shares)	18.0	15.9
Diluted (in million shares)	18.3	16.7

Sino Agro Food, Inc. FY 2015 Annual Results Press Release	Page 5

About Sino Agro Food, Inc.

Sino Agro Food develops and operates protein food production facilities in the People's Republic of China. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. The Company is a global leader in developing land based recirculating aquaculture systems ("RAS"), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 429 million in 2015. Operations are located in the provinces of Guangdong, Qinghai, Hunan, and Shanghai.  Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs' Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Contacts

Peter Grossman	Erik Ahl
Investor Relations	Nordic Countries
+1 (775) 901-0344	+46 (0) 760 495 885
info@sinoagrofood.com	erik.ahl@sinoagrofood.com

Sino Agro Food, Inc. FY 2015 Annual Results Press Release	Page 6